Exhibit 99.2

HEI, Inc. Q3 – FY2002 Earnings Conference Call Thursday, June 20, 2002; 3:00pm CDT to 4:00pm CDT 877.427.1717; 4051769; (intl) 706.634.1422

(operator)

Good afternoon and welcome to HEI’s Q3 FY02 earnings conference call. This is HEI’s first earnings conference call and we appreciate everyone’s participation. On the call today is Anthony Fant, HEI’s Chairman and Chief Executive Officer, Don Reynolds, HEI’s President and Chief Operating Officer, and Steve Tondera, HEI’s Chief Financial Officer. A brief presentation will be made by management followed by a question and answer period. A recording will be available by calling 1-800-642-1687, and by entering code 4051769. This recording will be available starting two hours after the conference call through midnight June 25. Afterwards the recording will be available in our investor section of our web page.

Investors are cautioned that all statements in this call that are not historical are forward looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements including words such as intent, probably, uncertainty, guess, think, plan, belief, current expectations, or similar language as provided by the company and its management; are not guarantees of future performance and involve number of risks or uncertainties that may cause the companies actual results to differ materially from those discussed in forward looking statements as a result of various factors including those set forth as risk factors in the companies filings with the SEC.

At this time I’ll turn the call over to Mr. Anthony Fant.

Thank you operator.

First I’d like to say we are pleased to announce that HEI was profitable in the third quarter. Our net income was 2 cents per share, which is in line with guidance that we provided and slightly above analyst estimates.

Our business has shown revenue growth since the beginning of our fiscal year mostly from our base hearing and medical market segments. As a result of revenue growth, cost reductions and improved mix of higher value-added products, we were profitable in Q3 and our goal is to remain profitable going forward.

Based on bookings early in the fourth quarter, sales are tracking slightly lower than the previous quarter and comparable to the fourth quarter of last year. Expenses however will be lower than in that quarter. We are pursuing multiple revenue opportunities – any one of which could result in revenue yet this quarter. With continued cost controls, we expect Q4 results meeting analyst’s earnings estimates from (0.01) to break-even.

We continue to see new program wins in the medical and hearing markets, and anticipate sales growth in these markets as we move into FY2003

Today, we want to talk about

1.	Q3 financial results,
2.	and our plans to accelerate revenue growth in our base hearing, medical and RFID business; as well as our continuing work to strengthen our position in the broadband communications business.

For now I’ll turn over to Steve our CFO to review the 3rd quarter results.

Financial Overview – Steve Tondera

We are very pleased to see profitability this past quarter particularly after six quarters of investment in new products across multiple markets, continued aggressive marketing and engineering efforts plus an overall economic downturn over the past year.

Net revenue for third quarter was $8.5M compared to $10.3M the same period a year ago. For the 9 months of this fiscal year revenue was $22M compared to $37M for the same period a year ago, a 39% decrease.

Focusing on this fiscal year, we have experienced quarterly increases in revenue of 27% from Quarter 1 to Quarter 2 and 9% from Quarter 2 to Quarter 3. The majority of the increase during this fiscal year results from stronger hearing and medical business and a slight increase in demand for our communication products. Our top two hearing customers accounted for 61% of our revenue this quarter up from 47% for the same period last year. There are many programs ongoing with both of these customers including many new programs in development. The percentage change in this metric is primarily due to decrease in demand in our telecommunication business.

Our Gross Margins improved to 25% in the third quarter verses 16% for same period a year ago, a 9% increase. For the first 9 months of 2002 and 2001 our Gross Margin remained constant at 18%. Maintaining our Gross Margins when revenue decreased 39% is a significant accomplishment given the fixed nature of many of our manufacturing costs. In this fiscal year we experienced increasing Gross Margins each quarter from 6%, to 20% to 25% for quarters 1, 2, and 3, respectively. This progress is a result of our continued efforts to reduce cost with emphasis on variable manufacturing costs and direct labor, improved production yields, the closure of the Mexico division and favorable mix of higher value added products.

Operating expenses declined by approximately $600k and $2M for the 3 and 9-month period ended June 1, 2002 respectively, compared to the same period a year ago. When you exclude the unusual charges pertaining to the closed Mexico division operating expenses still declined compared to last year. These decreasing expenses show our commitment to right sizing the business, balanced with our commitment to maintain Research and Development efforts.

Our Balance Sheet remains strong at the end of the 3rd quarter with approximately $3.5M in cash and Shareholders’ Equity above $17M.

Cash has decreased by $900k since the beginning of the fiscal year, mainly due to capital expenditures; however we have had positive cash flow in the third quarter. We compute Cash Flow Earning by taking the net income or loss and adding depreciation and amortization expenses. Our capital expenditures during the 3rd quarter were at a historically low level of only $110k and we don’t anticipate capital expenditures to exceed $250k in the 4th quarter, and therefore expect favorable cash flow in the 4th quarter.

Our A/R balance has decreased by approximately $500k during this fiscal year and our days receivable outstanding has decreased from 72 days as of August 2001 to 42 days as the end of this fiscal quarter. This is a significant accomplishment.

Inventories have decreased during this fiscal year by approximately $300k, which contributed to an improvement in our inventory turns from 4.9 as of August 2001 to 6.3 at the end of this fiscal quarter. This progress is mainly attributable to a favorable resolution with Agere on excess and obsolete inventory we held for approximately one year, implementation of a consignment inventory program and our enhanced concentration on supply chain management.

Debt has increased $432k during this fiscal year, and as of the end of the 3rd quarter our total debt was approximately $5.9M. We continue to have a good relationship with our primary lender, LaSalle Business Credit and we are in compliance with all debt convents at the end of this quarter.

We will be persistent in our efforts to right size our business in order to remain profitable as we continue to promote our products and technology. This will be a test for us in the 4th quarter.

Now I’ll turn it over to Anthony and Don

Focus more resources on promoting HEI’s existing capabilities.

Across each of our markets, we are focusing our resources on marketing and promoting existing capabilities developed and strengthen over the past two years. These capabilities include our: technology, products, equipment, facilities and complete design to manufacture expertise.

People and Organizational changes have been made to focus more resources to the promoting HEI and applying our products to meet market and customer needs.

Our engineering staff is spending more time working with sales and marketing to promote and apply our microelectronic products in our markets. Our strategy is to leverage the capabilities we’ve now developed

Jeff Flammer, our chief technologist of HEI’s laminate design and fabrication facility in Tempe, AZ, has become the Head of New Business Development promoting laminate based microelectronics to all markets.

Dr. Scott Stole, Our Advanced Process Development Group, including the Director of that group is working with sales and marketing to promote HEI, and is working with manufacturing to ensure the successful introduction of new products and programs to manufacturing.

Dr. River Huang, our chief scientist for RF and Broadband technology and head of our RF design group, is now spending more time on specific new customer programs which we hope will move into production soon.

We’ve added Doug Sonnee as a Director of Marketing and Sales. Doug has over 20 years of experience in laminate technology and marketing to the medical, communications, and high-end computer markets.

And finally, Marlyn Jackson has joined HEI as Director of Customer Service and Purchasing. Marlyn will strengthen our Customer Service by taking responsibility for all business activity with customers after the sale. This will support sales and marketing as they focus on new business and new opportunities.

Geographic based Sales Organization Hire and East Coast Senior Sales

HEI is transitioning from a market based sales organization to geographically based one. We are in the process of adding to our sales and marketing team this quarter. We will add a senior sales individual for the eastern United States. This person will be located in an area with an abundance of industry leaders in the Medical and Broadband Communications markets.

*70% of HEI’s revenue *Very high density laminates and assembly important to our success.

Hearing Market Review

This quarter the Hearing market accounted for approximately 70% of our revenues. This part of our business has grown significantly since the beginning of the fiscal year. Our strategy to continue this growth includes:

1.	Promoting very high density laminates. As a design and manufacturing industry leader, HEI’s laminate substrates, and microelectronic assembly on laminates, has been an important factor in winning new business at new and existing customers.

*Laminate capabilities have doubled our addressable market.

2.	The laminate capability has doubled the available market size for HEI, by opening up the Behind-the-Ear market segment which is half of the total market. Until this year, HEI has only served the In-the-Ear (ITC and CIC) markets.

3.	Vertically integrated, “one-stop shop” partner with our customers – no one competitor can provide the “value” that HEI provides.

a.	As a development partner, we work with our customers on R&D and new product designs.

b.	We design and manufacture the substrates, microelectronic assemblies and higher-level assemblies.

c.	And we are the full “turn-key”, supply chain manager of choice.

* Vertically integrate * One-Stop-Shop * “no one competitor can provide the products and services that HEI provides”

Our goals as we look to FY2003 are:

1.	Work with at least one new market leader in this industry.

2.	Penetrate the Behind the Ear (BTE) market with laminate technology, which is equal in size to the In-the-Ear (ITE) market that HEI currently serves.

3.	Continue to add value to existing customers through new technologies, vertical integration (higher level products) and full design to manufacturing partner.

4.	We expect double digit growth in this market for FY2003 and incrementally higher margins.

*Hearing Market: Expect double digit revenue growth in FY2003.

*9% of HEI’s revenue

*Implantable market segment growing

*Very high density laminates and assembly important to our success.

*Promoting HEI to new medical market segments

*Expect growth rate to be greater than in the Hearing market.

Medical Market Review

Currently our Medical market segment accounts for approximately 9% of our revenues primarily made up of the sale of very High Density laminates for the leading medical implantable market companies.

Our strategy is to:

1.	Promote high quality high density laminates and microelectronics assembly for leading :

a.	Medical implantable customers
b.	Medical Imaging, including:
i.	Ultra-sound, MRI, and CT applications
c.	Biomedical Diagnostics tests, such as DNA analysis.

2.	Each of these markets are looking to laminate based microelectronics for: size reductions, geometrical flexibility, improved performance and cost advantages.

3.	HEI expects revenue growth in this part of our business will exceed that of the hearing business and probably the highest growth rate percentage wise in the near term.

RFID Market Review

Our RFID business accounts for approximately 11% of our current revenues. We serve the security/access market, transportation market, financial market, industrial logistics market and general RFID markets.

Our product lines are:

1.	Microelectronic RF modules used in wireless cards for security and access controls.

2.	Identification labels for various industrial and retail applications.

3.	Other high volume IC packaging opportunities

HEI’s strategy is to:

1.	Add 35mm capability to this business. We have just qualified our new 35mm production line at the end of the third quarter. We have multiple customers qualifying our 35mm RF modules.

2.	Promote our newly developed “RF Label” capabilities.

3.	And to continue to reduce costs, which is a definite driver in this market.

Broadband Communications Market Review

Currently the Communications market accounts for approximately 10% of our revenues. For the past three years, we’ve developed intellectual property, differentiating technology and products for:

1.	Broadband Fiber-optics.
a.	Transceiver assemblies
b.	Modulator driver amplifiers.
2.	High-speed wireless market segments: point-to-point, point-to-multi-point applications.

3.	Two way satellite systems for commercial use

We have patented technology and products for each of these markets. Additionally, we have the capital equipment, facilities and resources to ramp into volume production. We are providing leading edge products and expect to move into volume production with any telecom recovery.

HEI is working with market leaders to qualify our microelectronic assemblies on new programs, and to qualify our driver and optical component products and promote them to the market.

We are positioning HEI to be ready for growth when the broadband market rebounds.

Summary and Looking forward

In the third quarter HEI returned to profitability with a higher value mix of products, improved manufacturing yields and efficiencies, and expense controls resulting in a reduction of overheads and operating expenses.

Based on bookings early in the fourth quarter, sales are tracking slightly down from the third quarter; however, we have several new business opportunities and sales upside. We expect continued improvement in manufacturing efficiencies and cost reductions.

Our goal is to be profitable, yet without those upside opportunities, we expect to break-even.

As you can tell, everyone at HEI is very excited and confident about our future.

Thank you for your attendance, [operator] we are ready for the question and answer portion of the call.